Exhibit 99.2

RF Acquisition Corp III Announces Closing of $100 Million Initial Public Offering

Singapore – February 18, 2026 – RF Acquisition Corp III (the “Company”) today announced that it closed its initial public offering of up to 10,000,000 units at a price of $10.00 per unit on February 17, 2026. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “RFAMU” on February 13, 2026. Each unit consists of one ordinary share, par value $0.0001 per share, of the Company (“ordinary share”), and one right to receive one-tenth of one ordinary share. After the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “RFAM” and “RFAMR,” respectively.

RF Acquisition Corp III is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The proceeds of the initial public offering are expected to be used in connection with an initial business combination. While the Company’s efforts in identifying prospective target businesses will not be limited to a particular geographic region, the Company intends to focus its search on businesses in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology.

RF Acquisition Corp III is led by Tse Meng Ng, the Company’s Chief Executive Officer and Chairman of the board of directors, and Chee Soon Tham, the Company’s Chief Financial Officer and director. The Company’s independent directors include Ryan Lee Wen, Tuan Lee Low and Yunn Chinn Shng.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Tse Meng Ng

Chairman and CEO

tsemeng.ng@ruifengwealth.com